Calculation of Filing Fee Tables
S-8
QumulusAI, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value per share	Other	919,280	$ 1.93	$ 1,774,210.40	0.0001381	$ 245.02
Total Offering Amounts:						$ 1,774,210.40		$ 245.02
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 245.02
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement will also cover any additional shares of common stock, no par value per share, of QumulusAI, Inc. (the "Common Stock") that become issuable under the Global Digital Holdings, Inc. 2022 Option Plan, as amended (the "2022 Plan"), by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the registrant's receipt of consideration which would increase the number of outstanding shares of Common Stock. (2) Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $1.93 per share of the options previously granted under the 2022 Plan. (3) The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources